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                                                            Exhibit 5(o)

                             SUB-ADVISORY AGREEMENT
                   (International Small Cap Equity Portfolio)

          AGREEMENT dated as of August __, 1997 between PNC Asset Management Group, Inc., a Delaware corporation ("Adviser"), and CastleInternational Asset Management Limited, a corporation registered in Scotland ("Sub-Adviser").

          WHEREAS, Adviser has agreed to furnish investment advisory services to the International Small Cap Equity Portfolio (the "Portfolio") of Compass Capital Funds/SM/ (the "Fund"), an open-end, management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

          WHEREAS, Adviser wishes to retain Sub-Adviser to provide it with sub-advisory services as described below in connection with Adviser's advisory activities on behalf of the Portfolio; and

          WHEREAS, the advisory agreement between Adviser and the Fund dated as of January 4, 1996, as amended by Addendum No. 1 dated as of December 27, 1996 and Addendum No. 2 dated as of August __, 1997 (such Agreement and Addenda or the most recent successor agreement between such parties relating to advisory services to the Portfolio is referred to herein as the "Advisory Agreement") contemplates that Adviser may sub-contract investment advisory services with respect to the Portfolio to a sub-adviser pursuant to a sub-advisory agreement agreeable to the Fund and approved in accordance with the provisions of the 1940 Act; and

          WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1.   Appointment.  Adviser hereby appoints Sub-Adviser to act as sub-
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adviser with respect to the Portfolio as provided in Section 2 of the Advisory
Agreement. Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

          Sub-Adviser is a member of the Investment Management Regulatory Organisation Limited ("IMRO") and is regulated in its conduct of Investment Business (as defined in IMRO's rules) by IMRO. Based on information provided to Sub-Adviser by

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Adviser, each of the Fund and Adviser will be categorized as a Non-Private
Customer (as defined in IMRO's rules) of Sub-Adviser.

          2.   Services of Sub-Adviser.  Subject to the oversight and
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supervision of Adviser and the Fund's Board of Trustees, Sub-Adviser will supervise the day-to-day operations of the Portfolio and perform the following services: (i) provide investment research and credit analysis concerning the Portfolio's investments, (ii) conduct a continual program of investment of the Portfolio's assets, (iii) determine what portion of the Portfolio's assets will be invested in cash, cash equivalents and money market instruments, (iv) place orders for all purchases and sales of the investments made for the Portfolio, and (v) maintain the books and records as are required to support Fund operations (in conjunction with record-keeping and accounting functions performed by Adviser). In addition, Sub-Adviser will keep the Fund and Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information Sub-Adviser believes appropriate for this purpose. Sub-Adviser will communicate to Adviser on each day that a purchase or sale of an instrument is effected for the Portfolio (i) the name of the issuer, (ii) the amount of the purchase or sale,
(iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as Adviser may reasonably require for purposes of fulfilling its obligations to the Fund under the Advisory Agreement. Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Portfolio's investment objectives, policies and restrictions as stated in the Portfolio's Prospectuses and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time), and the resolutions of the Fund's Board of Trustees.

          3.   Other Sub-Adviser Covenants.  Sub-Adviser further agrees that it:
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          (a) will comply with all applicable Rules and Regulations of the
Securities and Exchange Commission (the "SEC") and will in addition conduct its activities under this Agreement in accordance with other applicable law;

          (b) will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, Sub-Adviser will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. Consistent with this obligation, Sub-Adviser may, subject to the approval of the Fund's Board of Trustees, select brokers on the basis of the research, statistical and pricing services they provide to the Portfolio and other clients of Adviser or Sub-Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Sub-Adviser determines in good faith that such

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commission is reasonable in terms either of the transaction or the overall responsibility of Adviser and Sub-Adviser to the Portfolio and their other clients and that the total commissions paid by the Portfolio will be reasonable in relation to the benefits to the Portfolio over the long-term. In addition, Sub-Adviser is authorized to take into account the sale of shares of the Fund in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with Adviser, Sub-Adviser or the Fund's distributor), provided that Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Portfolio's securities be purchased from or sold to the Adviser, Sub-Adviser, the Fund's distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

          (c) will maintain or cause Adviser to maintain books and records with respect to the Portfolio's securities transactions and will render to Adviser and the Fund's Board of Trustees such periodic and special reports as they may request;

          (d) will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Sub-Adviser makes investment recommendations for the Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Portfolio's account are customers of the commercial department of its affiliates; and

          (e) will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, the Portfolio and the Fund's prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

          4.   Services Not Exclusive.  Sub-Adviser's services hereunder are not
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deemed to be exclusive, and Sub-Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

          5.   Books and Records.  In compliance with the requirements of Rule
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31a-3 under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

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          6.  Expenses.  During the term of this Agreement, Sub-Adviser will pay
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all expenses incurred by it in connection with its activities under this
Agreement other than the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Portfolio.

          7.   Compensation.  For the services which the Sub-Adviser will render
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to Adviser under this Agreement, Adviser will pay to Sub-Adviser a fee, computed daily and payable monthly, at the following annual rates for the Portfolio:

     .85% of the first $1 billion of the Portfolio's average daily net assets, .80% of the next $1 billion of the Portfolio's average daily net assets, .75% of the next $1 billion of the Portfolio's average daily net assets and .70% of the average daily net assets of the Portfolio in excess of $3 billion.

          If Adviser waives any or all of its advisory fee payable under the Advisory Agreement, or reimburses the Fund pursuant to Section 8(b) of that Agreement, with respect to the Portfolio, Sub-Adviser will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder with respect to the Portfolio to the aggregate fees that would otherwise be paid by the Fund to Adviser under the Advisory Agreement with respect to the Portfolio. Adviser shall inform Sub-Adviser prior to waiving any advisory fees.

          The compensation payable to Sub-Adviser pursuant to this Section 7 is not to be supplemented or abated by any other remuneration receivable by Sub-Adviser in connection with any transactions effected by Sub-Adviser with or for Adviser or the Fund.

          8.   Limitation on Liability.  Sub-Adviser will not be liable for any
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error of judgment or mistake of law or for any loss suffered by Adviser or by the Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

          9.   Duration and Termination.  This Agreement will become effective
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as of the date hereof and, unless sooner terminated with respect to the
Portfolio as provided herein, shall continue in effect with respect to the Portfolio until March 31, 1998. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Portfolio for successive annual periods ending on March 31, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's Board of Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio. Notwithstanding

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the foregoing, this Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio), or by Adviser or Sub-Adviser on 60 days' written notice, and will terminate automatically upon any termination of the Advisory Agreement between the Fund and Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings of such terms in the 1940 Act.) Termination of this Agreement will be without prejudice to the completion of any outstanding order or transaction already initiated by Sub-Adviser upon behalf of Adviser or the Fund.

          10.  Complaints.  All complaints regarding Sub-Adviser's performance
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of its duties under this Agreement should in the first instance be made in writing to Sub-Adviser's Compliance Officer at: 7 Castle Street, Edinburgh EH2 3AH Scotland, Fax No. 44-131-624-8151. In addition, Adviser and the Fund have a right to complain directly to the Investment Ombudsman of IMRO.

          11.  Amendment of this Agreement.  No provision of this Agreement may
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be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

          12.  Miscellaneous.  The captions in this Agreement are included for
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convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

          13.  Counterparts.  This Agreement may be executed in counterparts by
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the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                              PNC ASSET MANAGEMENT GROUP, INC.


                              By:_____________________________
                              Name:
                              Title:



                              CASTLEINTERNATIONAL ASSET
                              MANAGEMENT LIMITED


                              By:_____________________________
                              Name:
                              Title:

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